Exhibit 13(n)

EXECUTION

AMENDMENT

TO

ACCOUNTING SERVICES AGREEMENT

This Amendment (“Amendment”) dated September 21, 2017 and effective October 9, 2017 by and between each of the registrants set out on Schedule I to the Agreement, as attached hereto, and that execute this Amendment (as defined below) (each, a “Fund” and collectively, the “Funds”) and The Bank of New York Mellon (as assigned from BNY Mellon Investment Servicing (US) Inc. on or about June 30, 2017) (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and Virtus Total Return Fund Inc. (formerly, Virtus Total Return Fund) entered into an Accounting Services Agreement dated as of December 9, 2011 (the “Agreement”) relating to BNY Mellon’s provision of accounting services. A Joinder Agreement and Amendment to Accounting Services Agreement was entered into among the parties on December 2, 2016 for the purpose of amending the Agreement and adding certain Funds.

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	The first and second sentences of Section 15(a) of the Agreement are hereby deleted and replaced with the following:

“(a) This Agreement shall continue through October 9, 2022 (the “Initial Term”). Thereafter, this Agreement shall continue automatically for a successive term of one (1) year (“Renewal Term”); provided, however, that this Agreement may be terminated at the end of its Initial Term or any subsequent date by BNY Mellon upon 90 days’ prior written notice to the other parties, and by the Funds upon 60 days’ prior written notice to BNY Mellon.”

2.	Section 15(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

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“(b) In addition, the Fund may terminate this Agreement prior to the end of the Initial Term or any Renewal Term in accordance with the Service Level Standards dated October 9, 2017 as agreed to between the parties.”

3.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 1 above) rather than in a “Renewal Term.”

4.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

VIRTUS TOTAL RETURN FUND INC.

By:	/s/ Amy Hackett
Name:	Amy Hackett
Title:	VP & asst. Treasurer

VIRTUS GLOBAL DIVIDEND & INCOME FUND INC.

By:	/s/ Amy Hackett
Name:	Amy Hackett
Title:	VP & asst. Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Armando Fernandez
Name:	Armando Fernandez
Title:	Vice President

EXECUTION

SCHEDULE I

FUNDS

Virtus Total Return Fund Inc.

Virtus Global Dividend & Income Fund Inc.